Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KIT PRESIDENT CAHILL TO RETIRE
SMIDLER TO ASSUME PRESIDENT’S ROLE

BLOOMFIELD, Connecticut (June 9, 2010) – Kaman Corporation (NASDAQ-GS:KAMN) today announced that T. Jack Cahill, President of its subsidiary, Kaman Industrial Technologies Corporation (KIT) will retire on August 31, 2010.  Steven J. Smidler, currently Senior Vice President and Chief Operating Officer has been appointed by the Board of Directors to assume the role of president following Cahill’s departure.

“Jack has provided visionary leadership to KIT for nearly two decades and has transformed it from a collection of regional operations into a recognized leader in the North American Industrial Distribution market.  His experience and commitment to our customers and employees was never more valuable than during the challenging times our industry experienced over the past two years,” stated Neal J. Keating, Chairman, President and CEO.  “There is no one in the industry more respected than Jack, his integrity is second to none and he has served as a role model for all of us across Kaman Corporation.   He informed me of his desire to retire several months ago and we implemented our succession plan that will provide for a smooth handover to Steve.  Jack is tireless and after thirty-five years with Kaman this is a well earned retirement.  On behalf of all Kaman employees and the Board of Directors I wish Jack well in his retirement.”

Cahill said “I have very much enjoyed my career with Kaman.  It is an outstanding organization at every level of the operating units and the parent corporation.  I have been fortunate to enjoy special relationships with our customers, suppliers and the KIT and Kaman people.  We are a very strong organization, a company totally dedicated to ensuring our customers’ success.  As I retire I am confident that the organization will achieve new heights under Steve Smidler’s leadership.”

Cahill was named President of KIT seventeen years ago.  He joined Kaman in Denver as a salesman in 1975 and worked in the Western U.S. rising rapidly to Vice President responsible for the entire region before being named President.  During his tenure as president the company’s sales grew by almost two and one half times.  He and his wife, Joyce, have relocated to Longwood, Florida.

KIT is the third largest industrial distributor of bearings, power transmission, fluid power, motion control and automation products in North America.  The company operates more than 200 branches, distribution centers and customer service centers across the U. S., Canada, Mexico, and Puerto Rico.  It offers approximately 3.5 million parts as well as value-added services to more than 50,000 MRO and OEM customers representing a highly diversified cross section of North American industry.  Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.

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Contacts: Eric Remington Vice President, Investor Relations Kaman Corporation (860) 243-6334 eric.remington@kaman.com	David Mayer Vice President, Marketing Kaman Industrial Technologies Corporation (860) 687-5185 dave.mayer@kaman.com